Exhibit 99.2

LARGE SCALE BIOLOGY CORPORATION
Third Quarter 2005 Earnings Release Conference Call

November 8, 2005
2:00 pm PT

Operator:	Good afternoon. My name is Derrick and I will be your conference facilitator.

At this time, I would like to welcome everyone to the Large Scale Biology Corporation Third Quarter 2005 Earnings Release Conference Call hosted by Robert Erwin, Chairman of the Board; Kevin Ryan, President and Chief Executive Officer; Ronald Artale, Chief Operating and Financial Officer; and Dr. Daniel Tusé, Vice President of Business Development.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star followed by the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Mr. Artale, you may begin your conference.

Ronald Artale:	Thank you, Derrick. Good afternoon everyone and welcome to Large Scale Biology’s Third Quarter Conference Call.

Before we get started, I would like to remind you that during the course of this conference call, we may be making forward-looking statements, statements that involve risks and uncertainties relating to future financial or business performance.  Financial metrics, like estimates of revenues, or size and potential of markets for our products are examples of such forward-looking statements.  Such statements are based on our current expectations and are subject to uncertainties that may cause actual results to vary materially with projections we make today.  Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements.  Please refer to Large Scale Biology’s recent filings with the SEC, including our own Form 10-K, which contains additional information on the uncertainties and risk factors related to our business under the heading “Factors that May Affect our Business and Elsewhere.”

Today we issued a press release announcing our Third Quarter 2005 financial results.  If you would like to receive a copy of this press release, please call Large Scale Biology at 707-469-2394.  A live webcast of this call and recorded replay may be accessed through our website at www.lsbc.com.

Now, I’ll turn the call over to Bob Erwin, our Chairman.

Robert Erwin:

Thank you, Ron, and thank you everyone for joining us today.  Despite significant product and technology progress during the third quarter, we haven’t made the financial progress we expected to make, and our share price has suffered as a result.  I’m as disappointed in this as I know all my fellow shareholders are.

However, I’d like to share with you our plans for improving our financial situation and business prospects.  As you know, our business includes our core technology for the engineering and production of proteins and vaccines, and our diagnostics subsidiary.  We’re conducting an aggressive program to complete partnering agreements that will provide us with cash in the near term, while preserving as much of the upside potential of our assets for our shareholders as possible.

Due to our current financial situation, we’ve made the strategic decision to focus on our core business and sell part or all of our subsidiary, Predictive Diagnostics, to raise capital to back our therapeutics development program.  Earlier this year we hoped to sell only a portion of Predictive Diagnostics, while retaining a significant financial and operational interest in the business.  Now, we’ve initiated a broader approach to monetize our PDI investment and we expect to conclude an agreement during this fourth quarter based on current interest and negotiations.  We believe that the capital obtained from selling part or all of PDI will be effectively deployed.

I’d like to briefly discuss our core therapeutics development assets and the financial potential for them.  As you know, we have proprietary technology, GENEWARE® and GRAMMR™, for the development and improvement of therapeutic and vaccine candidates.  We also have a product candidate portfolio which includes both proprietary and follow-on products, as well as a pharmaceutical manufacturing facility capable of large-scale production of clinical-grade plant-made pharmaceuticals and vaccines.  Within this impressive portfolio, I believe we have the opportunity to both obtain relatively short-term partner support, and also to preserve valuable proprietary opportunities for our own development or co-development.  I’d like to make three key points about this.

First, despite success in achieving all of the milestones of our announced R&D agreement with Bayer on LAL, including obtaining Orphan Drug Designation from the FDA, and meeting our economic targets for manufacturing pharmaceutical-grade LAL, management changes in Bayer have resulted in an unpredictable delay of Bayer’s ability and interest to proceed into the commercial phase of LAL development.  We’ve been very patient with the Bayer group because they appeared to be a good partner, but we obviously don’t have the kind of time luxury that a company of Bayer’s size does.  We continue to believe that LAL is an important and valuable new product, and we’re committed to completing a transaction with a high-quality partner capable of commercializing this new therapeutic on terms that will be beneficial to LSBC.  Therefore, we have initiated serious negotiations with other companies, and we’ve received serious interest in LAL.  Formal due diligence evaluation is underway and we expect the process to proceed relatively rapidly.

Secondly, we’ve also entered into new partnering discussions for development of our aprotinin product for clinical applications.  As you know, we’re already selling this protein, made in our Kentucky manufacturing facility, through Sigma-Aldridge for non-clinical applications.  We have now signed confidentiality agreements with and provided information to additional companies for their evaluation of our aprotinin as a follow-on biologic product.  A new pharmaceutical aprotinin product can potentially address an annual clinical market of several hundred million dollars, and we know that a number of companies are aware of this fact.  Based on the status of evaluations underway now, we believe we can complete a transaction for pharmaceutical aprotinin during the next 90 days.

Finally, we’ve expanded our business relationships, both in our Kentucky-based manufacturing operations and for our proprietary genetic engineering technologies.  This quarter, we announced the addition of BioCatalytics as a client and a collaborator, and we expect to complete additional transactions based on these technology capabilities.

To summarize, an important element of our strategy to break the unfortunate cycle of inadequate capital reserves leading to delays in commercial agreements, which then leads to delays in obtaining new capital commitments, is to sell or partner certain assets on a basis that will be very attractive to the acquirer or partner.  The next step is to then use the proceeds from that transaction to fuel an increase in the value of our proprietary products in a more focused development effort.

While no on can predict the future, we believe that this approach makes sense, and that if we are able to achieve near-term success in negotiations currently underway, the equity line we have in place with Brittany Capital will prove to be a very attractive way to supplement of our capital needs and enable us to adopt a longer-term strategic focus on building a new and exciting company.

Now I’ll turn it back over to Ron Artale with financial details.

Ronald Artale:

Thank you, Bob.  Revenues in the Third Quarter of 2005 were about $1.1 million and that was more than double the same period last year.  The quarterly revenue results included a $370,000 receipt from the NIEHS which was a settlement related to the toxicoproteomics work the Company performed under an agreement with the NIEHS that ended on December 31, 2003.  Adjusted for the extraordinary increase, the $0.2 (39%) year-over-year revenue improvement was primarily a result of earned revenue payments in conjunction with our research and development collaboration with Bayer on our Lysosomal Acid Lipase (LAL) enzyme replacement therapy product initiative.  In addition, the increase was due to our molecular evolution work with USAMRIID (the U.S. Army Medical Research Institute of Infectious Diseases), which began in the late fall of 2004.

Third quarter 2005 year-to-date revenues were $2.2 million, up $1.0 (84%) over the first nine months of last year.  In addition to the aforementioned NIEHS settlement, the year-over-year increase is mainly the Bayer collaboration and USAMRIID revenue.

Operating costs and expenses in the Third Quarter 2005 were $3.8 million, about <0.9> million (19%) less than last year.  LSBC’s net loss per share was <$0.10> in the quarter ended September 2005, of which <$0.08> was the loss from operations and <$0.02> from interest expense on debt financing.  These results compare with an overall <$0.13> loss per share for the same period last year.  Year-to-date operating costs and expenses were $12.7 million, which was down <$1.1> million from last year’s first nine months, and that was mainly in general and administrative expense.

Basic and diluted average shares outstanding for the quarter ended September 2005 were 32,159,000 for the nine months ended September 2005 were 31,692,000.

Cash and marketable securities at the close of June the 30th -- I’m sorry -- at the end of September rather were $85,000.  During the Third Quarter, LSBC entered into a three-year private equity agreement with a Southridge Capital Management-advised fund, called Brittany Capital for a $15.0 million equity line of credit.  The proceeds of the stock sales are expected by LSBC to be used primarily for the company’s general working capital purposes.  In conjunction with that agreement, the Company filed a registration statement on SEC Form S-1 with respect to the resale of the company’s common stock by Brittany purchased by the fund.  LSBC expects the S-1 registration to be effective within 60 days from October 14, 2005, subject to the SEC staff’s review schedule.  But as a partial means for providing sufficient interim liquidity, following the close of the Third Quarter on October 24, 2005, the Company received $500,000 of debt financing under a $1,500,000 short-term secured bridge loan agreement with Agility Capital.  In addition, LSBC issued to Agility Capital a ten-year warrant entitling Agility to purchase up to 750,000 shares of the Company’s common stock.  Details of that financing transaction with Agility were filed on SEC Form 8-K on October 28, 2005.

Pursuant to a special meeting to be held on November 21, 2005, and a proxy, LSBC has asked shareholders to approve three agenda items, first the sale of shares to Brittany; second a reverse stock split in order to be in compliance with NASDAQ’s $1.00 minimum trading price rule; and finally, an increase in the authorized common shares so as to provide sufficient authorized shares to meet the company’s requirements regarding the issuance of stock for Brittany Capital financing and stock issued pursuant to warrants associated with LSBC’s short-term debt financing.

Thank you and with that concluding our formal remarks, I’ll open our conference call to your questions.

Operator:

At this time, ladies and gentlemen, I would like to remind everyone if you would like to ask a question, please press star followed by the number 1 on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  One moment please for your first question.

Your first question comes from Steven Osborn, private investor.

Steven Osborn:	Hello.

Ronald Artale:	Hello.

Kevin Ryan/
Ronald Artale:	Hey, Steven.

Steven Osborn:	How are you guys doing today?

Kevin Ryan:	Good.

Ronald Artale:	Good, thank you.

Steven Osborn:

Kevin, on the last conference call, you know, you were extremely confident that, you know, we were going to have good news in the third and fourth quarter -- and the third quarter came and went.  And I’ve listened to the remarks so far.  And my question to you is, are you as confident now in the survivability of LSBC to where it can get to the point where it can thrive?  Do you feel as confident today as you did 90 days ago at that last conference call?

Kevin Ryan:

Thank you, Steve.  Personally, I feel confident that we will survive and grow based on the initiatives we have in place.  As Ron went through his numbers, the equity -- Brittany Equity Capital was a sustainable capital investment going forward.  The Agility transaction was necessitated as bridge capital -- waiting for the SEC to pass on our arrangement.  We have not, in my opinion, lost any ground in transactions/opportunities during the third quarter.

We have come up against certain intrinsic issues to potential partners such as management reorganization; new people taking over the overview of the project that has delayed us, no doubt.  But during that period of time, as Bob mentioned in his comments, we have taken initiative to broaden the contacts on certain projects and have met with positive response from significant potential partners.

So as, like yourself, a significant investor in the company, I feel confident that we can close these opportunities, both financial and partnership, and redefine the company going forward.  The Predictive -- broadening of our view of Predictive, has met with strong response.  We have diligence under way as we speak and I have confidence that this terrific technology-base will provide a platform for, as Bob said, in conjunction with the equity capital, to invest in our core business going forward.

Technologically, during the quarter, nothing but progress evolved inside.  Dr. Tusé certainly could comment on that, but we continue to move forward.  It is certainly for all our fellow investors a time of careful asset management until we get clearance on our equity capital and close major partnerships.  But I -- Steve, there’s no doubt in my mind that we are possessors of significant opportunity.

Steven Osborn:	Okay. As far as Predictive goes, what do we think that company is worth and are we intending, if I didn’t misunderstand, are we intending to sell all of it?

Kevin Ryan:	We have broadened the approach to the possibility of selling all of it with some added kicker back to the company on its progress; whether it be in a financial form or royalty form.

Steven Osborn:	I got you.

Kevin Ryan:

So, we’re not looking to lose all participation going forward.  The worth of the company certainly could be in the area of, oh I would say, you know, in, you know, what is determined, as I think here … I’m sure we have certain competitors on the call and it would be, Steve, it would be probably improper to put a number on that.  But certainly it would be -- we’re not going to accept any fire sale prices.

Steven Osborn:	Okay.

Operator:	Your next question comes from Steve Lory, private investor.

Steve Lory:	Hello.

Kevin Ryan:	Hey, Steve.

Ronald Artale:	Hi, Steve.

Steve Lory:

I’m going to ask a few questions that are on my mind and I think probably everyone’s mind.  You know, a lot of it may go without saying, but I think it should be brought up; but obviously, the way the stock is priced today in the last few months, I think that the investing public has given up on the company -- and that’s probably for a lot of reasons.  I think a lot of promises over time or projections that haven’t come to fruition; and again today, we’ve got certainly a lot of hope … but again, hope that things will happen in the next quarter.  So, what we see is despite the optimism of the officers and despite maybe not a lot of energy on this call by the officers, we’ve got the investors saying lights out for Large Scale.

I guess my one question I have is instead of continuing a big cash burn to pursue programs that, while I agree are promising, the programs apparently don’t have a market right now and haven’t; although they may in a quarter or they may in a year or five years have huge markets and huge value.  Have you considered just strictly paring the company down -- paring it down to bare bones … maybe even breakeven with a couple of million dollars a year that’s coming in to allow cash burn and the dilution to stop and to just let time pass until markets improve -- both equity markets for biotech and also for the technology and just let time pass until the market’s there?

Kevin Ryan:

Well the question -- first of all, I’d like to comment on your statement about lack of enthusiasm -- is that -- or lack of energy on the part of the officers.  I would take issue with that, Steve in a friendly manner, in the sense that if we didn’t have energy for this fight, certainly it would be an entirely different situation.

As all management is significant investors, we believe in what we’ve got here and we are as disappointed in the reaction of certain potential partners’ timing as you are.  But that does not impair our belief that the company has valuable assets and valuable intellectual property, and has opportunity to capitalize on those once we have some sense of stability on finances.

Now, in terms of your question about paring the company down … the company as you will note from going back to 2003 -- early 2003 -- when we shifted to a product focus and -- I can’t remember the exact call, but I’ve asked our loyal investors to think of us in terms of a different company since that point of time when we got capitalizing on base technologies -- to get products that would provide a long-term revenue stream to the company -- the product company.  And in doing that, we didn’t increase what the costs of the company were.  We actually have significantly reduced some over that period of time to the point where we’re down to this quarter.  We think we’re in significant opportunity to run the company in 2006, not at your level -- that would be complete decimation of some of the great scientific team that we’ve got here to continue to develop these products, but at a fraction of what the investment rate was in 2003.  And I don’t have that exact number in front of me, but I would hazard to guess and I’d be hand grenade close on this -- that we will be operating at about 25% to 30% of what the investment rate or as you call, burn rate was in 2003.  So, we’ve been conscious of that fact not just because of financial needs, but in terms of as we focus the company.

Steve Lory:

Okay.  Well, you know, certainly at this point I think that the, you know, stopping dilution and survival of the company, you know, should be at the forefront as opposed to worrying about, you know, when the company will thrive.  What appears to be the problem is just there’s no market right now for the company’s products, although there’s promise there’s no market.  And I guess the question certainly on everyone’s mind has to be, and certainly the investors’ minds, with the way they have priced the stock is that, you know, in five years from now or ten years from now, plant-made pharmaceuticals become, you know -- take a share of the market to make biologics, is Large Scale going to be around?  And I think that’s the question. If you look at the stock price an odds maker will tell you that the investing public says no.  And I’m wondering what your response is to that, you know, the ability to respond to the way the stock’s priced.

Robert Erwin:

Steve, this is Bob Erwin.  Let me just add one at least minor comment in the middle of your question.  You know, you say there’s no market for the company’s products and technology.  We actually have signed confidentiality agreements and formal due diligence under way now and, of course, under the terms of those confidentiality agreements, we can’t tell you the nature of those companies or their interests.  It’s a very competitive situation and that kind of analysis, and -- even their interest in our products is sometimes considered very sensitive information.  The type of evaluation that a company has to do in order to make what ultimately becomes a multimillion dollar investment in a new product or technology is very complex and extensive and involves a lot of different disciplines ranging from patent attorneys, to scientists, to engineers, to business people, to regulatory experts.  It’s not a fast process and it becomes even slower if you’ve got any sort of management issues or competitive issues in the mix.  So, while it’s never what anyone wants to hear when you encounter delays, I don’t think the investing public per se is a judge of anything when it comes to a company like this.

The stock price is very different from the company’s prospects and in any industry sector, one can look at lots of examples of that.  That’s how people make and lose large amounts of money in the stock market is by being right or wrong, and the actual evaluation that’s done by these companies under these confidentiality agreements is a very rigorous discipline process that, unfortunately, doesn’t get reflected in the stock price until long after the fact.  So, you know, we’re at that period where we’re in the middle of it all and unfortunately, that information won’t be available for everyone to value and to factor into their investment decisions until, you know, the process is completely finished.

Steve Lory:

Okay.  I just have a couple of other quick questions and I appreciate your time on this.  Another question I think that’s out there, and not necessarily my question, but the question is out there -- does the company, or any, or say the officers have any intent to attempt to take the company private again?

Kevin Ryan:	I’ll answer that, Steve … certainly not at this time.

Steve Lory:	Okay. Okay. Another question -- I’m wondering is … what’s the progress on your product such as PARVOTECH™?

Kevin Ryan:	Dr. Tusé will answer that.

Daniel Tusé:

Thanks for the question.  The animal health vaccines, including the parvovirus vaccine that LSBC developed, is still under advanced clinical evaluation by an animal health company; and those studies have yielded initial promising results, but a second round of studies are actually warranted for regulatory approval reasons.  So, we know the product was successfully tested and the testing still continues, but there’s no discussion yet as of the type of deal or the timing for getting into a launch product until additional data become available.

Steve Lory:	And do you have any type of timeframe on that?

Daniel Tusé:	I think over the next year is when we will basically hear, and certainly not this quarter.

Steve Lory:	All right. Well, I appreciate your patience with me on this and your time. Thank you.

Daniel Tusé:	Thank you.

Kevin Ryan:	Thank you, Steve.

Operator:	Your next question comes from Brian Marshall with molecularfarming.com.

Brian Marshall:	Hello, guys.

Kevin Ryan
Robert Erwin

Ronald Artale
Daniel Tusé:	Hi, Brian.

Brian Marshall:

Just whenever Daniel’s on the parvovirus, we’ve got the Schering-Plough doing the feline version.  Have you expressed anything for the dogs or piglets or any other animal yet for (unintelligible) item to do their testing?

Daniel Tusé:

We have expressed a number of constructs, Brian, for other animals; but we’re not open to tell you what those animal species are for competitive reasons.  It’s not allowed in our agreement.  But yes, we have several species -- target species under review.

Brian Marshall:	Yeah, well, I’m sorry -- I’m just going by the website. Well, you actually mention dogs and piglets on the website -- on your own website.

Daniel Tusé:	Uh huh. That’s their potential uses, but the actual targets that the partner will pick are not reflected.

Brian Marshall:	Right. That’s okay. Can you give us any update on the HPV or alpha-Gal?

Daniel Tusé:

Sure. Well, alpha-Gal … I’ll get to quickly -- is the product as I think we reported last conference call, was going to go through a number of rounds of toxicology screening with a number of formulations before we actually could define the product as being something we want to pursue and invest heavily in.

On the HPV therapeutics, let me just make the following comments and because we’ve talked about some very early stage development in collaboration with university groups and so forth, and partially funded by a federal contract from NIST ATP.  But I would say that on the basis of very solid results regarding our vaccine technology, our R&D team has been engaged in studies to control Human Papilloma Viruses through a very unusual and interesting vaccine design that is quite different from the design now in advanced development by other large pharma companies.

Now, as you may recall, the salient features of our vaccine is that it is a broad spectrum antiviral and that in itself makes it a very unusual product against HPV.  This feature, in other words, really differentiates our product from those products being developed for different indications by Merck and GSK for example.  Our product can also be manufactured very readily with some very substantial cost economies and efficiencies over other routes.  And this enables us to look at some markets where normally you wouldn’t be able to look at because of the cost structure.

The other, as I mentioned that, the other big differentiating factor for our product is the indication, unlike the cervical cancer -- potentially multi-billion dollar - a very large market; indications being chased by the large companies which, of course, will take a phenomenally expensive effort to clear through the clinic with many thousands of patients.  We have taken a more prudent approach which is to look at field-lucrative opportunities, but in the specialty or the orphan indications where companies our size are basically more able to play.  And on the basis of some very promising preclinical results, now we have been seeking some co-development partnerships for a broad spectrum HPV vaccine for orphan indications.  And as of now, we have -- excuse me -- one very seriously interested company already engaged in technical and market diligence on an accelerated basis; so hopefully -- and there’s a couple of more companies standing by for similar indications or similar applications of that type of technology.  This is not a protein made in the plant and extracted as some of our other products are.  This is a vaccine that consists of the virus itself, but has been modified to induce an immunogenic response.  So, we have very strong IP in that area and a very strong preclinical group that has -- data that has actually encouraged one company to begin due diligence on a partnership.

Brian Marshall:

Right.  Well, the -- can I just ask a few questions more on the other proteins that have been identified?  The -- how’s the Icon protein, for instance, going -- the interferons?  And how’s the general production agreement going with Planet?

Daniel Tusé:

The manufacturing agreement has continued with Planet.  We have continued discussions and we have basically on and off, on again/off again projects that have come in from clients such as Sigma-Aldrich, from Planet and so forth.  We can’t really divulge the details, but these are manufacturing agreements that are phasic -- phase-by-phase and in terms of pushing their products forward through clinical trials, yes.

Brian Marshall:	Well, have the Icon protein and the interferons -- anything more on that?

Daniel Tusé:

Again, we haven’t released or revealed what the Icon co-development target is; but I can tell you that as of the last 45 days -- 30 to 45 days, we’ve reached some significant milestones in our ability to jointly express and purify the protein.  It is still a fairly early-stage program in terms of where it’s heading but we cleared I think a very significant set of hurdles in terms of producing the very difficult to produce protein.  And it is now literally under a financing review for moving forward into a development or commercialization phase.

Brian Marshall:	Right.

Daniel Tusé:

The interferons are actually -- primarily now being blended into new acute therapy compositions and most of our -- for biodefense, and most of the effort was mentioned by Bob.  That’s going into our GRAMMR™ molecular evolution program where interferons become a very key part of the biodefense initiative.  And we have made quite a bit of progress -- in fact, excellent progress in coming up with some initial leads that are much more potent than the conventional proteins that are -- that have been used already in the clinic.

Brian Marshall:	That’s lovely, thank you. That’s all that I have to ask you for because I’d say we’ve got an update on nearly all the other proteins. Anything else new coming up?

Daniel Tusé:

Well, actually something old coming up which is also good.  That is the -- there has been probably more interest now in recombinant aprotinin than when we first started a business development effort in earnest.  And we think we know the reason.  I mean, we basically had discussions and diligence and even negotiations to the term sheet -- or even in one case, a signature ready agreement with one potential partner.  And these are very large companies.  We had basically pursued two very large players and that would be using aprotinin and developing as a pharma product in parallel; and after a considerable amount of time, neither one of these was fruitful.  A lot of that was not really -- it was risk management on their behalf and it’s not something we could really affect very much.  In one case, one company was acquired and we had to start from scratch with a new company, convincing their new management; and, of course, that consumed nearly another year.  In another case, it was basically a strategic decision not to enter the biogenerics or off-patent biologics field at that time.  Now this was going back a couple of years ago.

Today it is quite clear to us what one of the risk factors was and it really is beyond what either a partner or LSBC could control; and that is the issue of regulatory clarity in terms of how to move these biogeneric products forward and getting approval.  So, in the case of aprotinin, it’s not one where you have a product risk and the molecule has been out there for decades.  We know that if we put ours into people, it would work the same way.  We’re pretty confident of that, simply on the basis of how we characterize the molecule.  But to the extent that -- biologics are readily defined by the FDA and also by the EMEA in Europe as being a product defined by the process of manufacture.  People have hoped that the biogeneric route would be sort of similar to the generic drugs legislation.  That simply is not going to be the case for the vast majority of complex protein therapeutics.

Having said that, however, in our own meeting with the FDA last year and in also talking to our colleagues that have been pursuing the biogenerics field and trying to keep up with what the regulators are doing and how their policies or guidelines are developing over time; it is clear that there is going to be classes of molecules where you have a rather simple manufacturing scheme with a very consistent product that is very readily or easily characterized.  And aprotinin is a prime representative of molecules that the FDA or EMEA may use as an example when some cases -- some of these simpler, smaller proteins or peptides might actually benefit from some accelerated or streamlined approval relative to the initial or the innovator compound.  This has now -- this view has now spread throughout the biogeneric companies that we’ve been talking to and as of -- as we speak today, we have three different companies doing diligence on aprotinin and not being afraid anymore of all the questions that were basically daunting and unanswerable about two to three years ago.  So, perhaps we’re a little bit ahead of our time in trying to push biogenerics made in plants.  Of course, the advantage is that plant-made manufacturing gets around a lot of the process patents that, you know, stainless steel folks have littered the landscape with for, many years and they’re still in effect.  So, while you have loss of patent coverage on the compound or its use, you still have protection if you’re an innovator from the manufacturing side.  Well, plant-based technologies can actually provide complete FTO and therefore, we thought that we had a shot there; but getting a partner that is forward-looking enough to actually work with the agencies and actually work with us to put the product forward was a little bit ahead of our time.

We thought we had two partners. They kind of chickened out at the last minute, but I think the discussions we’re having now and the groups of companies that are really first-rate are looking at this project very rationally.  And I think within the next few weeks, we will have a very serious discussion with one of them that may lead to a potentially -- an exclusive relationship.  And this is not for reagents.  This is for pharmaceutical use.  So, we’re hopeful now that this has sort of went through this lull or this valley -- where nothing much happened about a year ago, to quite a bit of activity trying to get a molecule that is simple, claim that it’s from plants and actually open up the door for additional products of the same class.

Brian Marshall:

Right.  And that’s -- you then talked or you have talked in the past, on the website at least about growing tobacco on multi-sites and actually growing it outside Kentucky and things to demonstrate continuability of supply. So, can we actually possibly look forward to an expansion of your acreage outside of Kentucky, maybe inside the next year should a pharmaceutical-grade opportunity be done?

Daniel Tusé:	We’re looking at some sites in Ireland, Brian, if you have any suggestions.

Brian Marshall:	Yes.

Daniel Tusé:	All kidding aside, we have …

Brian Marshall:	All kidding aside, I can actually get you one.

Daniel Tusé:

Thank you.  We needed some levity in this call.  I -- we think that for many of the initial indications a launch quantity of aprotinin can be made in our Kentucky facility actually indoors.  I think we can control the environment very well.  Should it go to a multi-hundred kilo operation or should we have more than one partner requiring aprotinin or proteins of that class where large volumes are favored, obviously, we have a great advantage over other technologies -- even other plant-based technologies and we certainly have grown in Florida and Kentucky.  We can certainly consider additional sites and actually spread the growing supply.

Robert Erwin:

Brian, this is Bob.  I just had a thought I wanted to add based on your question.  You in particular, given your interest and professional involvement in plant-made pharmaceuticals, know that there is a debate among those companies engaged in this area about whether contained production or field production is the way to go.  And some companies are betting one way and some are betting the other way.

An interesting thing about LSBC is that we’ve done both.  And we can economically do both and we know what the analytical variability is from one approach to the other.  We know a lot about the stability of various classes of products all the way through the supply chain from field or contained production through the final purified pharmaceutical active ingredient.  And we’ve had extensive discussions with the regulators about that; so, unlike some ventures where one might be, you know, a company might be looking for a product opportunity that’s still at the bench scale, LSBC can provide the fully vertical delivery from a proprietary expression system that meets the economic targets through to full commercial capacity with our existing facilities.  So, I think with this renewed interest as Daniel described, it puts us in a very good position and this obviously is one of the areas that we hope to capitalize on in the coming time period.

Brian Marshall:	Thanks, Bob.

Operator:	Your next question is a follow-up question from Steven Osborn, private investor.

Steven Osborn:

Hi, guys.  I know that if the stock price right now was at least $2 or $3 a share, it would certainly help us out on Brittany Capital.  Obviously, they’re going to buy the stock at, I think, what a 10 or 20 day moving average prior to putting shares to them at a 7% discount or something like that. And, you know, we’ve all gathered around the telephones and the computers today to listen to what you guys have to say; and what you have to say is you can’t tell us.  So, since you can’t tell us what you know, the only thing that we can react to right now is what we believe.  And what we believe is -- is if we see insider buying in this stock, I’ll probably step in and buy another 1/2 million shares.  And my other question is -- and that’s a statement.  That’s not a question.

The other thing is -- is there anything that’s going to preclude you -- everybody at this -- around that table there from stepping in and buying a token amount of shares to give confidence in the stock so that we can get this stock price higher so that we don’t have to put these shares at a ridiculous level to Brittany Capital?

Is there anything that precludes the insiders of the company from buying 10,000, 20,000, 30,000 shares and seeing a, you know, safety-in-numbers type situation where you see 5 or 6 people going in because if you can’t tell us what you know, the only thing you can do is vote with your pocketbook which is exactly what I’ve done.  And I was just wondering if there’s anything that’s precluded or is precluding the insiders of the company from buying shares in the open market.  That’s my last question.

Robert Erwin:	Steve, let me give you at least a lay answer to that. We as insiders are subject to some fairly serious restrictions on when we can buy …

Steven Osborn:	I was -- I had a Series 7 for 12 years. I’m aware of that.

Robert Erwin:

Okay.  As you know, right now we’re in a blackout period so, you know, we cannot buy now.  And we also cannot buy if we’re in possession of undisclosed material -- inside information which include negotiations, you know, whether they’re going well or badly.

In my own case, I did put some additional money into the company; but I chose to do it directly into the company rather than, you know, trading shares on the open market.  So, although there have not been a lot of insider purchases disclosed as you can see from our disclosures, at least both Kevin and I have put real money into the company in the relatively recent past.  And although I can’t give you any commitments for anybody else, the issue of the legal restrictions as well as how is money most effectively used are all factors in that kind of a decision.  I definitely understand the scrut of what you’re getting at though and I think it’s a very reasonable question.

Ronald Artale:	And, Steve, let me also add to what Bob just mentioned and that is that the officers and other senior people to this company -- 10% of their compensation comes in the form of purchases of LSBC shares.

Steven Osborn:	Right, every quarter.

Ronald Artale:	Right. So there’s, you know -- there’s between that and the loans that have been made by Kevin and Bob. I mean, there is serious skin in this game.

Steven Osborn:

Right.  I -- and I understand that and that’s part of the reason why I’ve hung around and put more money in the company and, you know, when Kevin converted that 630,000 shares at $0.95, that’s a statement.  And then he comes back in and loans the company an additional amount of money.  That’s a further statement.  But anyway, the regular insiders of the company -- people that are in management that would be required to file a Form 4 by the government, you know, that’s what the investing public is looking at.  And again, I guess my question -- is there anything precluding you guys from doing that?  I’m -- the only thing I can ascertain from Bob’s response is that there is.

Ronald Artale:	Well for -- at any time in time…

Kevin Ryan:	Knowledge of negotiations, Steve.

Ronald Artale:	If it’s material, as you know, we would be precluded from purchasing …

Steven Osborn:	Right.

Kevin Ryan:

That past the blackout period -- that’s the single biggest block I see in terms of, as you well know, from your experience in negotiations -- ebb and flow -- and one could be seriously criticized for buying on information during that period of time; so …

Steven Osborn:	Well, I mimicked your last move at $0.95 and so far, the information doesn’t look so hot so far.

Kevin Ryan:	Right. Right.

Robert Erwin:	We feel your pain.

Steven Osborn:

That was my last question, guys.  I think that would win some serious, you know, I don’t know if it’d win serious buying, but at least I think it would boost our share price if that was an option for you guys to do.  It would be, you know, a show of strength, etcetera, in the market.  But anyway, that’s my last question and I appreciate your time, and certainly look forward to the next call and hopefully some good news.

Kevin Ryan:	Thanks, Steve. Thanks for your support.

Operator:	Your next question is a follow-up question from Brian Marshall with molecularfarming.com.

Brian Marshall:	Hi, guys. Just a little follow-up to the aprotinin … does anybody know what Prodigene are doing or do you know -- do you still view them as any sort of serious rival?

Daniel Tusé:

We don’t view them as a serious rival.  We have had some questions and discussions about IP in terms of their making aprotinin in corn.  It, you know, it was decided that we do not infringe and they do not infringe us either.  We have both freedom to operate with our -- from the manufacturing base, but we are not aware of where they’re pushing their technology.  We have not ascertained that they’re actually developing or selling product, but you know, you should call them.  I don’t have any information that would tell me otherwise.

But it looks like we are the only group that can, as of today, manufacture and deliver clinical quantities and quality aprotinin in any scale that is market relevant.  And outside of Bayer, and with the material produced from cow lung, Trasylol, everybody else that’s up there appears to be a niche player.  That’s why when I mentioned that some very large generic companies are looking at us, is that they don’t want to follow the route of getting lung material and then transitioning into a recombinant.  They want to go directly into a recombinant source that they do not have to then worry about scale-up and the huge investments in capital and/or switching over to a different manufacturing system.  They think that the technology that we offer, as Bob mentioned, is linearly scalable whether you start outdoors and go outdoors or keep it all indoors or keep it all outdoors --

however you want to do it.  We can control the quality of the product and scale and cost better than probably anybody else out there.  And the consistency of the product would certainly be far better than anything you’d get from animal tissue.  And if there’s regulatory pressure, of course, on animal-derived products in the future, that would position us even better for having people come to us.  So, I think we’re in a fairly good position and we don’t see any competition.

There’s been a lot of reports about aprotinin being kind of a gene expression target simply because it can be made by several systems; and I think that there’s been reports and investments made to compare one gene expression technology in plants versus another gene expression technology in plants.  We have -- I think we have basically the ability to make it in a very readily scaleable fashion and actually do it quicker than anybody else.  So, we’re fairly comfortable that we have a leading position here and that’s why we’re pushing this product very hard and hopefully getting some traction with some of these partners.

Brian Marshall:

That’s actually what I’m finding at this end as well -- that Prodigene almost seems to have disappeared as a competitor of aprotinin so that’s to say you seem to have the field open to yourselves, guys.  So, go for it.

Daniel Tusé:	We’re doing our best.

Brian Marshall:	Thanks.

Daniel Tusé:	Okay, Brian. Thank you.

Operator:	Your next question is a follow-up question from Steve Lory, private investor.

Steve Lory:

Just a quick follow-up, guys.  I think that Steve Osborn has pointed the issue well and I think the one issue here -- anyone that’s listened to the conference call can see that the fall of the company is that there is a disconnect between the stock price and investor’s perception of the company and really what the company is all about and what they’re trying to get done.  Unfortunately, this is becoming a case where a perception has become a reality.  And that is, of course, because with the low stock price, we’ve got Brittany coming in and they may be able to cause this heavy dilution and buy a big chunk of the company at a very low price.  So, I think that along the lines of Steve Osborn’s question and perhaps part of it’s rhetorical is -- what do you feel that you guys can do to promote the story of the company to the investing public to get people interested in investing in the company … get the stock price up?

Kevin Ryan:	Well, Steve, this is Kevin. I think the biggest thing that we do is to close a significant partnership.

Steve Lory:

Well, I agree with you and believe me, I’ve owned the stock very long.  I trust the management.  I know the IP is there.  I think the biggest problem is -- is that because there’s been delay in getting confirmation of the company’s IP through a revenue producing deal, you’ve got a crisis of confidence amongst investors.  And I agree with you that certainly the proof will be in the pudding, you know, once a check is cut to the company by a credible partner.  But in the meantime, until it happens, assuming it’s not going to be happening soon, hopefully it does, you know, what can the company do or what -- I guess I should say, I know what the company can do.  What will the company do to get the story out more to the street to get people interested in the story, in the IP of the company, and boost the stock price so that we don’t have Brittany coming in with this huge dilution?

Kevin Ryan:

Well, I think it, again, it -- your public face is what counts and the public, yourselves included, and me if I were an independent shareholder, is interested in the movement of the company’s technology and its opportunity we continue to pursue if you look at the achievements in the third quarter where agreement with a company like BioCatalytics on our GRAMMR™ technology, when you look at the Planet Biotech, the continued relationship and verification of our capabilities with them.  And that is the way that you continue to build a reputation of having technology and trying to close that gap between the unfortunate position of where we are stock-wise and the actual value of the technology.

The sum of the parts certainly is greater than the whole.  In this case, there’s no doubt about it and the ability to do something on Predictive as well as a key molecule; the example last quarter that we’re reviewing the Icon/LSBC relationship is taking that protein and, as Bob said, moved it past research stage into next stage of commercialization -- which anything Icon does in terms of their moving forward in the plant world and as well as ourselves, we both benefit -- so, that there’s been significant continued movement in getting people and companies interested in what we have.

We certainly were ahead of the curve as Daniel said on aprotinin.  The last conference call, we didn’t have three companies that were interested in aprotinin.  Today we do.  So, we’ve got to close on these transactions and build a track record of certainly revenue based on the closing and then downstream revenue based on the agreement -- and that’ll build us.

As far as where we are, in a recent conference on plant-made pharmaceuticals heavily covered by the financial world in Boston, we were -- our people -- Dr. Tusé and Steve Garger were major speakers on the view and process and opportunities of plant-made pharmaceuticals; as Dr. Tusé was with Dr. Ken Palmer in Europe and the recent -- well, more than six months ago -- in Canada … in the meeting in Canada. So, we’re continuing to get the story out wherever we can and the biggest bat in doing that certainly is commercial agreements.

Steve Lory:	All right. Thank you, guys.

Kevin Ryan:	Hey, Steve?

Steve Lory:	Yes.

Kevin Ryan:	Last thought … I quoted you 25% to your question before. I was a little off. It’s closer to 30%.

Steve Lory:	Well, that’s good. That’s fine. Thank you very much.

Robert Erwin:	Thanks, Steve.

Daniel Tusé:	Thank you.

Operator:	Once again, ladies and gentlemen, as a reminder, in order to ask a question please press star followed by the number 1 on your telephone keypad. You have no further questions at this time.

Robert Erwin:	Well, once again, I thank all of you for your time and for your interest. We appreciate the opportunity to update you and look forward to talking with you again. Take care.

Operator:	That concludes today’s Large Scale Biology Corporation Third Quarter 2005 Earnings Release conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements.  Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities.  We cannot guarantee future results, levels of activity, performance or achievements.  You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q.  Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.